EXHIBIT 99.1
Hanmi Financial Corp. Appoints
Robert Abeles to its Board of Directors
LOS ANGELES – April 25, 2008 – Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that Robert Abeles has joined its Board of Directors. His appointment was effective April 21, 2008.
Abeles, 62, began his career in 1972 at First Interstate Bank of California, where, during his twenty-four year tenure, he rose to executive vice president and chief financial officer. Subsequent positions have included director, executive vice president and CFO of Transamerica Life Companies; executive vice president and CFO of Kindercare Learning Centers, Inc.; and, most recently, interim vice president finance and administration and CFO of the J. Paul Getty Trust. Abeles holds a B.A. in economics and an M.B.A., both from the University of California at Los Angeles.
“We are extraordinarily fortunate to have an individual of Robert’s caliber join the Board,” said Richard B. C. Lee, Chairman. “During his thirty-five year career he has acquired a breadth of experience — notably in corporate finance and strategic planning, as well as commercial banking — that is matched by few others in our industry. In particular, his thorough understanding of risk management and its application to both the asset and liability sides of the balance sheet will serve the Bank and its shareholders well in today’s challenging environment.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 25 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and eight loan production offices in California, Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-351-9227
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